EXHIBIT 10(v)

                                                       As of September 29, 1998

First Union National Bank
205 Church Street
New Haven, CT 06510

Gentlemen:

      This letter sets forth our agreements with respect to the obligations described below of Farmstead Telephone Group, Inc. (the "Borrower") to First Union National Bank (successor-in-interest to Affiliated Business Credit Corporation) ("First Union").

      Borrower acknowledges that it is unconditionally indebted to First Union with respect to the revolving loan (the "Revolving Loan") extended by First Union to Borrower which is evidenced by, among other things, a Commercial Revolving Loan and Security Agreement dated June 5, 1995, as amended by letter agreements between Borrower and First Union dated March 11, 1996, May 1, 1996, September 6, 1996, as of May 30, 1997, as of
December 1, 1997, May 6, 1998 and August 24, 1998 (collectively, the "Loan Agreement"), a $3,500,000 Third Amended and Restated Revolving Promissory Note dated June 6, 1997 (the "Third Amended and Restated Revolving Promissory Note"), and a $500,000 Revolving Promissory Note dated August 24, 1998 (the "$500,000 Note") (the Third Amended and Restated Revolving Promissory Note and the $500,000 Note are collectively referred to herein as the "Notes"). The current principal balance of the Notes as of September 23, 1998 is $3,380,505.08, plus interest accrued and accruing thereon and costs and expenses of collection, including without limitation, attorneys' fees (collectively, the "Indebtedness"). Additionally, Borrower acknowledges that it has no defense, offset, counterclaim or right of recoupment to its obligations with respect to the Indebtedness and further that it has no other claim whatsoever against First Union (whether arising in contract, tort or otherwise) with respect to the Indebtedness or any other matter whatsoever.

      Borrower has requested that First Union extend the availability of the $500,000 temporary increase in the maximum dollar amount of indebtedness that may be outstanding under the Loan Agreement, and evidenced by the $500,000 Note, for the period through October 31, 1998 (the "Accommodation"). Capitalized terms used herein that are not defined herein have the meanings ascribed to them in the Loan Agreement.

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      1.    As an inducement to and in consideration of First Union's
agreements contained herein, the Borrower represents, warrants and acknowledges to First Union that (a) all representations and warranties contained in the Loan Agreement and in the other documents executed in connection with the Indebtedness (collectively, including without limitation the Loan Agreement, the "Loan Documents") are true and correct on and as of the date hereof and are incorporated herein by reference and hereby remade; (b) the resolutions previously adopted by the Board of Directors of the Borrower and provided to First Union have not in any way been rescinded or modified and are now in full force and effect, except to the extent that they have been modified or supplemented to authorize this Agreement and the transactions described herein; (c) except as expressly waived herein, no event of default has occurred or is continuing under any of the Loan Documents and no condition exists which would constitute an event of default thereunder but for the giving of notice or passage of time, or both; and (d) the consummation of the transactions contemplated hereby is not prevented or limited by, nor does it conflict with or result in a breach of the terms, conditions or provisions of, any evidence of indebtedness, agreement or instrument of whatever nature to which Borrower party or by which it is bound, does not constitute a default under any of the foregoing, and does not violate any federal, state or local law, regulation or order of any court or agency which is binding upon Borrower.

      2.    The Loan Agreement is hereby amended as follows:

            (a) The definition of "Borrowing Base" is hereby deleted in its entirety and the following is substituted in lieu thereof:

            ""Borrowing Base" shall mean an amount equal to the lesser of.
            (i) (1) from September 30, 1998 through October 31, 1998, FOUR MILLION DOLLARS ($4,000,000), and (2) from and after November 1, 1998, THREE MILLION FIVE HUNDRED THOUSAND DOLLARS and (ii) an amount equal to the aggregate of (1) seventy-five percent (75%) of Eligible Accounts (not including AT&T Coupons (as defined below)), plus (2) the lesser of (A) ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000), or (B) fifty percent (50%) of the amount due to Borrower from American Telephone & Telegraph Company ("AT&T") in connection with the coupons issued in the so-called SPIRIT Communications System Class Action Settlement ("AT&T Coupons") (it being expressly agreed and understood that only the amount by which AT&T's obligations with respect to AT&T Coupons together with all accounts due from AT&T to Borrower exceeds the then amount due from Borrower to AT&T shall be eligible pursuant to this subsection (2)(B))."

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      3.    Borrower acknowledges and affirms that it shall be able to request the Additional Accommodation only to the extent that Borrower has borrowing availability pursuant to Section (ii) of the definition of "Borrowing Base" as currently set forth in the Loan Agreement.

      4. The Borrower acknowledges and agrees that all indebtedness, liabilities and obligations of the Borrower to First Union, including without limitation, the Indebtedness evidenced by the Notes, shall (except as set forth in the Intercreditor Agreements) continue to be secured by a first lien on and security interest in all of the Borrower's assets, including without limitation the promissory note from FAMS, LLC to Borrower dated December 1, 1997 and all security therefor.

      5. This Agreement and the other Loan Documents constitute the entire understanding and agreement among the parties hereto and supersede any prior or contemporaneous oral understanding with respect to the subject matter hereof Except as expressly modified herein, the Loan Documents remain unmodified and in full force and effect in accordance with their terms. To the extent that there is a conflict between this Agreement and the Loan Documents, the terms of this Agreement shall prevail.

      If the foregoing is in accordance with your agreement, please indicate the same by signing below.

                                       Very truly yours,

                                       FARMSTEAD TELEPHONE GROUP, INC.

                                       By:
                                           --------------------------------
                                           Robert G. LaVigne
                                           Its  Executive Vice President & CFO

Reviewed and Agreed to:

FIRST UNION NATIONAL BANK

By:
    -------------------------------
    Its

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STATE OF CONNECTICUT
                                       ss:    East Hartford
COUNTY OF HARTFORD

      On this the 30th day of September, 1998 before me, the undersigned officer, personally appeared Robert G. LaVigne who acknowledged that he is the Executive Vice President and CFO of Farmstead Telephone Group, Inc., a Delaware corporation, and that he as such officer, being authorized so to do, executed the foregoing instrument for the purposes therein contained, as his and its free act and deed.

      IN WITNESS WHEREOF, I hereunto set my hand.

                                       Notary Public
                                       My Commission Expires  4/30/2003

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